Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registrant’s Registration Statement on Form S-8 pertaining to the CytRx Corporation 2000 Long-Term Incentive Plan of our report dated March 26, 2002, except as to Note 8 which is dated May 10, 2002, with respect to the consolidated financial statements and schedule of Global Genomics Capital, Inc. included in the Current Report on Form 8-K, filed with the Securities and Exchange Commission May 28, 2002 by the Registrant.

/s/ GOOD SWARTZ BROWN & BERNS LLP
Good Swartz Brown & Berns LLP

Los Angeles, California
July 11, 2002